EXHIBIT 23.7
                       CONSENT OF SCOTT, CALLICOTTE & CO.

As independant public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this registation statement.

SCOTT, CALLICOTTE & CO.

By: /s/ JOHN C. CALLICOTTE, CPA
Name:   John C. Callicotte, CPA
Title: Partner

Madison, Indiana
September 5, 1996